Exhibit 1.02 to Form SD

ShoreTel, Inc.
Conflict Minerals Report
For The Reporting Period January 1 to December 31, 2013

This Conflict Minerals Report (“CMR”) has been prepared by ShoreTel, Inc. (herein referred to, alternatively, as “ShoreTel,” “we” and “our”).  This CMR for the reporting period January 1 to December 31, 2013 is presented to comply with the final conflict minerals implementing rules (“Final Rules”) promulgated by the Securities and Exchange Commission (“SEC”), as modified by SEC guidance issued on April 29, 2014 and the SEC order issued on May 2, 2014.  The Final Rules were adopted by the SEC to implement reporting and disclosure requirements related to conflict minerals as directed by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 as codified in Section 13(p) of the Securities Exchange Act of 1934.  The Final Rules impose certain reporting obligations on SEC registrants whose manufactured products contain conflict minerals that are necessary to the functionality or production of their products. “Conflict minerals” are currently defined by the SEC as cassiterite, columbite-tantalite (coltan), gold, wolframite, or their derivatives, which the SEC has currently limited to tin, tantalum, tungsten, and gold.

To comply with the Final Rules, we conducted due diligence on the origin, source and chain of custody of the conflict minerals that were necessary to the functionality or production of the products that we manufactured or contracted to manufacture to ascertain whether these conflict minerals originated in the Democratic Republic of Congo or an adjoining country (collectively, “Covered Countries”) and financed or benefited armed groups (as defined in Section 1, Item 1.01(d)(2) of Form SD) in any of these countries.

Pursuant to SEC guidance issued April 29, 2014 and the SEC order issued May 2, 2014, ShoreTel is not required to describe any of its products as “DRC conflict free” (as defined in Section 1, Item 1.01(d)(4) of Form SD), “DRC conflict undeterminable” (as defined in Section 1, Item 1.01(d)(5) of Form SD) or “having not been found to be ‘DRC conflict free,’” and therefore makes no conclusion in this regard in the report presented herein.  Furthermore, given that ShoreTel has not voluntarily elected to describe any of its products as “DRC conflict free,” an independent private sector audit of the report presented herein has not been conducted.

I.	Product Overview

ShoreTel’s on-premise business communication solutions are comprised of hardware and software components including ShoreTel Voice Switches, ShoreTel IP Phones, ShoreTel Service Appliances and ShoreTel Client and Server Software Applications.  ShoreTel’s systems are based on a combination of ShoreTel application software running on virtual machines in VMware, industry-standard interfaces and protocols, and customized and off-the-shelf hardware components.  The information set forth under the subheading “ShoreTel’s Unique Distributed Architecture for Premise Customers” in “Item 1.  Business” of our most recent annual report on Form 10-K, filed with the SEC on September 12, 2013, is incorporated herein by reference.

II.	Supply Chain Overview

ShoreTel outsources the manufacturing of its hardware products.  Currently, ShoreTel’s switches, mobility routers, phones and docking stations are produced by contract manufacturers.  ShoreTel typically depends on its contract manufacturers to procure components and to maintain adequate manufacturing capacity.  ShoreTel also relies on a sole or limited number of suppliers for several key components utilized in the assembly of hardware products.  For purposes of this CMR, references to our “products” refer to our hardware products, and references to our “suppliers” refer to our product suppliers.

III.	Conflict Minerals Analysis and Reasonable Country of Origin Inquiry

Based upon a review of our products and our reasonable country of origin inquiry (“RCOI”), we have concluded that:

•	our products contain conflict minerals that are necessary to the production or functionality of such products; and

•	we are unable to determine whether the conflict minerals present in our products originate in the Covered Countries.

We are therefore required by the Final Rules to file with the SEC a Form SD and a Conflict Minerals Report as an exhibit thereto.

IV.	Design of Due Diligence Measures

ShoreTel designed its due diligence with respect to the source and chain of custody of the conflict minerals contained in its products based on the five-step framework set forth in the Second Edition of the Organisation for Economic Co-operation and Development’s Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas and the supplements thereto (the “OECD Guidance”).

V.	Due Diligence Measures Performed by ShoreTel

ShoreTel performed the following due diligence measures in accordance with the OECD Guidance and the Final Rules:

OECD Guidance Step #1: Establish Strong Company Management Systems

•	In May 2014, ShoreTel adopted a Conflict Minerals Policy (the “Conflict Minerals Policy”) that sets forth (i) its commitment to complying with the Final Rules, (ii) its expectations of its suppliers regarding supporting ShoreTel’s compliance activities, and (iii) its policies and practices with respect to the engagement of suppliers and the implementation of risk mitigation measures. The Conflict Minerals Policy can be found on our website at www.shoretel.com under “About Us” – “Investor Relations” – “Corporate Governance/Leadership.”

•	The implementation of ShoreTel’s RCOI, the conducting of due diligence on the source and chain of custody of ShoreTel’s necessary conflict minerals, and the drafting of the SEC filings required by the Final Rules are managed by ShoreTel’s supply chain and legal departments. In May 2014, oversight and review with respect to these processes was delegated by ShoreTel’s Board of Directors (the “Board”) to the Audit Committee of the Board (the “Audit Committee”). To the extent that red flags or other issues are identified in the supplier data acquisition or engagement processes, these issues and red flags will be addressed first by the responsible individuals within the supply chain and legal departments, and will then subsequently be reported to and reviewed by the Audit Committee at regularly scheduled meetings of the Audit Committee on an annual basis.

•	The supply chain and legal staff responsible for conflict minerals compliance (i) have received training regarding conflict minerals compliance and (ii) are required to be familiar with ShoreTel’s Conflict Minerals Policy and with ShoreTel’s conflict minerals-related processes and procedures.

•	Records of material conflict minerals-related documentation are maintained electronically by ShoreTel for a period of five (5) years from the date of creation.

•	In May 2014, ShoreTel’s existing manufacturing suppliers were provided with a copy of the Conflict Minerals Policy, and new manufacturing suppliers will be provided with a copy of the Conflict Minerals Policy as part of ShoreTel’s standard supplier onboarding process. In addition, in May 2014, a conflict minerals compliance provision (the “Conflict Minerals Contractual Provision”) was added to ShoreTel’s form manufacturing agreement requiring suppliers to (i) comply with the Conflict Minerals Policy, (ii) cooperate with ShoreTel in providing the information required by the CMRT and (iii) update information provided in the CMRT to the extent such information becomes inaccurate as a result of changes in the circumstances of the supplier. The Conflict Minerals Contractual Provision will be (i) incorporated into new manufacturing agreements and (ii) incorporated into existing manufacturing agreements when such agreements are negotiated for renewal.

•	ShoreTel’s existing Whistleblower Process (the “Whistleblower Process”) is designed to provide a confidential or anonymous avenue of communication for reporting violations of (i) ShoreTel’s Code of Business Conduct and Ethics or (ii) applicable law, including disclosures in reports filed with the SEC and other public disclosures that are not full, fair, accurate, timely and understandable. For this reason, the Whistleblower Process includes and encompasses the reporting of improper activities in connection with the preparation of ShoreTel’s Form SD pursuant to the Final Rules and the Conflict Minerals Policy.

OECD Guidance Step #2: Identify and Assess Risk in the Supply Chain

•	ShoreTel requires that its suppliers complete in full the Electronic Industry Citizenship Coalition (“EICC”)/Global e-Sustainability Initiative Conflict Minerals Reporting Template (the “CMRT”). The CMRT is designed to provide ShoreTel with sufficient information regarding its suppliers’ practices with respect to the sourcing of conflict minerals to enable it to comply with its requirements under the Final Rules.

•	ShoreTel’s supply chain and legal departments manage the collection of information reported on the CMRT by its suppliers.

•	ShoreTel utilizes a series of escalating responses to address the failure of a supplier to provide the information required by the CMRT.

OECD Guidance Step #3: Design and Implement a Strategy to Respond to Identified Risks

•	If, on the basis of red flags that are identified as a result of either (i) the supplier data acquisition or engagement processes or (ii) the receipt of information from other sources, ShoreTel determines that there is a reasonable risk that a supplier is sourcing conflict minerals that are directly or indirectly financing or benefiting armed groups, ShoreTel will enforce the Conflict Minerals Policy and the Conflict Minerals Contractual Provision binding such supplier (if any) by means of a series of escalations.

•	Such escalations may range from prompt engagement with the supplier to resolve the sourcing issue, to requiring such supplier to implement a risk management plan (which plan may involve, as appropriate, remedial action up to and including disengagement from upstream suppliers), to disengagement by ShoreTel from the applicable supplier.

OECD Guidance Step #4: Carry Out Independent Third-Party Audit of Supply Chain Due Diligence at Identified Points in the Supply Chain

Given that we do not have a direct relationship with the smelters and refiners that process the conflict minerals that are present in our products, we rely on the Conflict-Free Sourcing Initiative (the “CFSI”) to conduct third-party audits of smelters and refineries.

OECD Guidance Step #5: Report on Supply Chain Due Diligence

As required by the Final Rules, we have filed a Form SD and a Conflict Minerals Report as an exhibit thereto for the 2013 calendar year reporting period.  The Form SD and Conflict Minerals Report are also available on our website at www.shoretel.com under “About Us” – “Investor Relations” – “Financial Information” – “SEC Filings”.

VI.	Smelters or Refiners Identified

As a result of ShoreTel’s reasonable country of origin inquiry, 125 suppliers, representing approximately 55% of suppliers, provided completed CMRTs to ShoreTel.  The suppliers providing completed CMRTs to ShoreTel identified the names of 232 smelters or refineries from which they source conflict minerals.  Of those smelters, 68 smelters, or approximately 29%, have been certified by the CFSI’s Conflict-Free Smelter Program (the “CFSP”).  The remainder of the smelters or refineries are not, at this time, certified by the CFSP.  With respect to these smelters and refineries, although we were not able to determine the mines of origin of the conflict minerals sourced from such smelters and refineries, we were able to determine their country locations.  Attached as Addendum A to this CMR is a list of such country locations, grouped according to the specific conflict mineral processed by such smelters or refineries.

VII.	Steps to Mitigate Risk

ShoreTel intends to take the following steps to mitigate the risk that its necessary conflict minerals benefit armed groups:

•	Continue to engage with suppliers to obtain complete CMRTs;

•	Support the development of supplier capabilities to perform conflict-minerals related due diligence by the implementation of risk mitigation measures, as appropriate; and

•	provide ongoing training regarding emerging best practices and other relevant topics to supply chain and legal staff responsible for conflict minerals compliance.

FORWARD LOOKING STATEMENTS

Statements relating to due diligence improvements are forward-looking in nature and are based on ShoreTel’s management's current expectations or beliefs. These forward-looking statements are not a guarantee of performance and are subject to a number of uncertainties and other factors that may be outside of ShoreTel’s control and which could cause actual events to differ materially from those expressed or implied by the statements made herein.

DOCUMENTS INCORPORATED BY REFERENCE

Unless otherwise stated herein, any documents, third party materials or references to websites (including ShoreTel’s) are not incorporated by reference in, or considered to be a part of this CMR, unless expressly incorporated by reference herein.

Addendum A

Non-CFSP-Certified Smelter and Refinery Country Location by Mineral

Mineral	Country Location

BELGIUM
Tin	BOLIVIA
BRAZIL
CHINA
INDONESIA
POLAND
RUSSIAN FEDERATION
CZECH REPUBLIC
JAPAN
TAIWAN
GERMANY
UNITED STATES

CHINA
Tantalum	UNITED STATES

AUSTRIA
Tungsten	CHINA
JAPAN
GERMANY
RUSSIAN FEDERATION
UNITED STATES
VIETNAM

SWITZERLAND
Gold	CHILE
CHINA
GERMANY
HONG KONG
INDONESIA
ITALY
JAPAN
KAZAKHSTAN
KYRGYZSTAN
REPUBLIC OF KOREA
MEXICO

NETHERLANDS
PHILIPPINES
RUSSIAN FEDERATION
SAUDI ARABIA
SWEDEN
TURKEY
UZBEKISTAN
SOUTH AFRICA
UNITED STATES
SPAIN
MALAYSIA
INDIA